ASSIGNMENT OF PROMISSORY NOTE AND SECURITY AGREEMENT

THIS ASSIGNMENT OF PROMISSORY NOTE AND SECURITY AGREEMENT (this “Assignment”) is made this tenth (10th) day of October, 2003, by and between VIDEO CITY, INC., a Delaware corporation ("Assignor"), and TIMOTHY J. DENARI, INC., a California corporation ("Assignee"), as described below.  Assignor and Assignee are singularly referred to as a “party” and collectively as the “parties”.

Recitals

This Assignment is made with reference to the following facts and circumstances:

A.

TIM FORD, an individual ("Guarantor") is a director and officer, and a stockholder of 3 XTREME ENTERPRISES, INC., an California corporation ("Consentor");

B.

Consentor made the "Secured Promissory Note" in favor of Assignor in the principal amount of Fifty Thousand Dollars and No Cents ($50,000.00) dated October 9, 2003  and executed the “Security Agreement” in favor of Assignor dated October 9, 2003 (the Secured Promissory Note and the Security Agreement are collectively referred to as the “Note”);

C.

In order to repay an indebtedness to Assignee, the parties agree that Assignor will assign all of its interest, right and title in, and duties, obligations and responsibilities under the Note as the beneficiary thereunder to Assignee with the knowledge and consent of Consentor and Guarantor; and,

D.

Contemporaneously with the execution of this Assignment and in order to effectuate the foregoing, Guarantor and Assignee shall be executing the "Guaranty Agreement" dated October 10, 2003.  (Such express written agreements or contracts along with the Note are collectively referred to as the "Obligations");

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Assignment, the parties expressly agree and contract as follows:

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Assignment

1.

Assignment and Assumption of the Note.  For good and valuable consideration, the receipt and adequacy of which Assignor acknowledges, Assignor assigns all of its interest, right and title in, and duties, obligations and responsibilities under the Note as the beneficiary thereunder to Assignee.  This Assignment shall be subject to the express material condition subsequent that the Consentor approve and consent to this Assignment.  By this Assignment, Assignor delegates to Assignee all of Assignor's interest, right and title in, and duties, obligations and responsibilities under the Note.  By accepting this Assignment, Assignee agrees to assume or perform that interest, right and title in, and those duties, obligations and responsibilities as if it had been an original party to the Note.

2.

Enforceability.  The rights granted to the parties are of a special and unique kind and character, and if there is a breach by any party of any material provision of this Assignment, the other party would not have any adequate remedy at law.  It is expressly agreed that the rights of the parties may be enforced by any action for specific performance and such other equitable remedies as provided under the laws of the State of California.

3.

Remedies Not Exclusive.  Any party's use of any remedy specified herein for the enforcement of this Assignment is not exclusive and shall not deprive such party of, or limit the application of, any other remedy provided by law, at equity or otherwise.

4.

Attorneys' Fees and Costs.  In the event of any action at law or in equity between the parties to enforce or interpret this Assignment, the unsuccessful party to such litigation shall pay to the successful party all costs and expenses, including reasonable attorneys' fees and disbursements, incurred therein by such successful party and, if such successful party shall recover judgment in any such action or proceedings, such costs, expenses and attorneys' fees and disbursements may be included in and as a part of such judgment.  The successful party shall be the party who is entitled to recover his costs of suit, whether or not the suit proceeds to final judgment.  If no costs of suit are awarded, then the successful party shall be determined by the court.  For the purpose of this Section, the term "attorneys' fees and disbursements" shall include, but not be limited to, fees and disbursements incurred in connection with the following: (i) contempt proceedings; (ii) discovery; (iii) any motion, proceeding or other activity of any kind or nature in connection with a bankruptcy proceeding or case arising out, concerning or related in any way to any petition under Title 11 of the United States Code, as the same shall be in effect from time to time, or any similar law; (iv) garnishment, levy, and debtor and third party examinations; and, (iv) postjudgment motions, proceedings or activity of any kind or nature, including, but not limited to, any activity taken to collect or enforce any judgment.

5.

Waiver.  No waiver of any default or failure or delay to exercise any right or remedy by a party shall operate as a waiver of any other default or of the same default in the future or as a waiver of any right or remedy with respect to the same or any other occurrence.

6.

Warranties of the Parties.  Each party understands, acknowledges, agrees, represents and warrants to the other party that it has received independent legal advice from its attorneys with respect to the advisability of entering into this Assignment or has intentionally elected not to seek the advise of counsel and has carefully reviewed and considered the terms and conditions of this Assignment, that it is empowered to execute this Assignment, and that its execution of this Assignment is free and voluntary.

7.

Further Assurances.  Each party agrees to and will cooperate fully with the other parties in the performance of this Assignment.  Each party also shall execute and deliver any and all additional documents, instruments, papers or other assurances and shall perform any further acts which may be reasonably necessary to carry out the intent of the parties and this Assignment.

8.

Notices.  All notices, demands, or other communications that either party desires or is required or permitted to give or make to the other party under or pursuant to this Assignment (collectively referred to as "notices") shall be made or given in writing and shall either be: (i) personally served; (ii) sent by registered or certified mail, postage prepaid; (iii) sent by telex or facsimile ("fax"); or, (iv) sent by a nationally recognized overnight delivery service or courier (such as Federal Express or DHL).  All notices shall be addressed or faxed to or personally served on the parties as follows:

Assignor:

Mr. Rudolf Patino

Chief Financial Officer

VIDEO CITY, INC.

4800 Easton Drive, Suite 108

Bakersfield, CA  93309

Telephone No. (661) 634-9171

Telefax No. (661) 634-9180

Assignee:

Mr. Timothy J. Denari

President

TIMOTHY J. DENARI, INC.

7850 White Lane, Suite E140

Bakersfield, CA  93309

Telephone No. (661) 203-9900

Telefax No. (661) 760-7822

Guarantor:

MR. TIM FORD

3845 Stockdale Highway, Suite 217

Bakersfield, CA  93309

Telephone No. (661) ______-________

Telefax No. (661) ______-________

Consentor:

Mr. Tim Ford

President

3 XTREME ENTERPRISES, INC.

3845 Stockdale Highway, Suite 217

Bakersfield, CA  93309

Telephone No. (661) ______-________

Telefax No. (661) ______-________

Notices given by a party pursuant to the alternative methods described in this section shall be deemed to have been delivered to and received by the other party at the following times: (a) for notices personally served, on the date of hand delivery to the other party or its duly authorized employee, representative, or agent; (b) for notices given by registered or certified mail, on the date shown on the return receipt as having been delivered to and received by the other party or parties; (c) for notices given by fax, on the date the notice is faxed to the other party or parties; provided, however, that notices given by fax shall not be effective unless either (i) a duplicate copy of such faxed notice is promptly given by first-class mail, postage prepaid, and addressed as provided above, or (ii) the sending party's facsimile equipment is capable of providing a written confirmation of the receiving party's receipt of such notice; provided further, however, any notice given by fax shall be deemed received on the next business day if such notice is received after 5:00 p.m. (recipient's time) or on a nonbusiness day; or, (d) for notices delivered by overnight courier, on the next business day after same has been deposited with the courier as evidenced by the receipt provided by such courier to the party giving notice.

Each party shall make an ordinary, good faith effort to ensure that it will accept or receive notices that are given in accordance with this section, and that any person to be given notice actually receives such notice.  A party may change or supplement its designated agent, address, or fax number given above, or designate additional agents, addresses or fax numbers for notice purposes, by giving notice to the other party in the manner set forth in this section, provided that any such address change shall not be effective until five (5) days after the notice is delivered or received by the other party.

9.

Binding Effect.  Subject to Section 10, this Assignment shall inure to and for the benefit of and be binding upon each party's respective parent, subsidiary or affiliated organizations, administrators, agents, attorneys, beneficiaries, conservators, custodians, directors, employees, executors, guardians, heirs, independent contractors, joint venturers, members, officers, partners, predecessors, representatives, servants, stockholders, successors, and all others acting for, under, or in concert with it, including associations, corporations, limited liability companies, and general or limited partnerships, past, present, and future.

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10.

Assignment.  Notwithstanding Section 9, neither party shall assign, convey, encumber, hypothecate, sell or otherwise transfer this Assignment or any right or interest therein or thereunder, or permit or suffer any such assignment, conveyance, encumbrance, hypothecation, sale or transference to occur by operation of law without the prior written consent of the other party, which consent shall not be unreasonably withheld.  Any attempted any such assignment, conveyance, encumbrance, hypothecation, sale or transference without such consent shall be voidable by the nonconsenting party.  No consent to any assignment, conveyance, encumbrance, hypothecation, sale or transference shall constitute a further waiver of the provisions of this Section.

11.

No Third Party Beneficiary.  This Assignment is made for the sole benefit of the parties and their respective successors and assigns and no other person or persons shall have any right of action hereon.

12.

No Partnership or Joint Venture Created.  Nothing in this Assignment shall be construed, deemed or interpreted by the parties or by any third person to create the relationship of principal and agent or of partnership, joint venture or any other association other than that of debtor-creditor between the parties.

13.

Entire Agreement.  This Assignment, the Obligations and the other documents described in this guaranty and the Obligations contain the entire agreement between the parties and constitute an integration of the entire agreement, contract, promise and understandings of the parties.  All prior agreements, conditions, contracts, promises, representations, understandings, or warranties, whether oral of written, express or implied, concerning the subject matter of this Assignment are expressly superseded hereby and have no further force or effect, except for this Assignment, the Obligations and the other documents described in this Assignment and the Obligations.

14.

No Novation.  This Assignment shall not be construed or otherwise interpreted as a novation of any prior or contemporaneous agreements, contracts or other understandings, whether oral or written, express or implied, between the parties.  The rights, and also the duties, obligations and responsibilities of the parties under this Assignment are not in substitution, but in addition to, any prior or contemporaneous agreements, contracts or other understandings, whether oral or written, express or implied, between the parties.

15.

Modification.  This Assignment may not be altered, amended, or modified in any respect, except by a writing duly executed by all the parties.

16.

Governing Law; Venue.  This Assignment shall be construed and enforced in accordance with the internal laws, and not the law of conflicts, of California, where it is to be executed, delivered and performed.  This Assignment is entered into and is to be performed in Kern County, California, and accordingly the only appropriate venue for a dispute under this Assignment or the Obligations is in the Kern County Superior Court, Metropolitan Division.

17.

Construction; Computation of Time.  Headings are used herein for convenience only and shall have no force or effect in the construction or interpretation of this Assignment.  As used in this Assignment, the singular includes the plural and masculine includes the feminine and neuter.  This Assignment shall not be construed against the party drafting it but shall be construed fairly and equitably as though it was the joint product of the parties.  Except where the context otherwise requires, all references to the term of this Assignment shall include any extensions of such term.  The time in which any act under this Assignment is to be done shall be computed by excluding the first day and including the last day.  If the last day of any time period shall fall on a Saturday, Sunday or legal holiday, then the duration of such time period shall be extended so that it shall end on the next succeeding day which is not a Saturday, Sunday or legal holiday. To the extent used or subsequently used in an amendment to this Assignment, the word "day" shall mean a "calendar" day and the phrase "business day" shall mean those days on which the Kern County Superior Court is open for business.

18.

Partial Invalidity.  If any clause, paragraph, phrase, provision, section or sentence of this Assignment shall become illegal, null or void for any reason or shall be held by any court of competent jurisdiction to be illegal, null or void, or against public policy, the remaining clauses, Sections, phrases and sentences of this Assignment shall not be affected thereby and the parties shall negotiate an equitable adjustment of the affected provision with a view toward effecting the purpose of this Assignment.

19.

Time of the Essence.  Time is of the essence under this Assignment.

20.

Separate Counterparts; Facsimile Signatures.  This Assignment may be executed in four (4) separate counterparts, each of which, when so executed, shall be deemed to be an original and to constitute the one and same contract.  This Assignment may be signed and signatures transmitted by facsimile, and any such facsimile copy shall be equivalent to a binding signed original for all purposes, and the party transmitting facsimile signatures shall transmit original "hard copies" of the signature pages as provided in Section 7 within twenty-four (24) hours after transmission of such facsimile copy.

21.

Independent Counsel.  The parties, Consentor and Guarantor each acknowledge and agree that it/he has been advised to obtain independent counsel to advise it/him as to the contents of this Assignment, the effects of this Assignment and the rights that have been acquired by way of executing this Assignment.

22.

Warranty of Signers. Each individual executing and delivering this Assignment on behalf of a party hereby covenants, represents and warrants to the other party that such individual has been duly authorized and empowered to make such execution and delivery on its behalf.

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23.

Effective Date.  This Assignment shall become effective as of the date first (1st) written above.

DATED:  October 10, 2003

VIDEO CITY, INC., a Delaware corporation ("Assignor")

By:

/s/

ROBERT Y. LEE

Its:

Chairman

DATED:  October 10, 2003

TIMOTHY J. DENARI, INC., a California corporation ("Assignee")

By:

/s/

TIMOTHY J. DENARI

Its:

President

AGREED AND APPROVED:

DATED:  October 10, 2003

TIM FORD, an individual ("Guarantor")

/s/

TIM FORD

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Acceptance of Assignment

The Consentor acknowledges receipt of this Assignment and agrees to be bound by this Assignment.  The Consentor also agrees to release Assignor and its agents, attorneys, employees, representatives, servants, successors, and all others acting for, under, or in concert with it, past, present, and future, of and from any and all duties, obligations or responsibilities under the Note.  The Consentor additionally agrees to waive and relinquish any rights against Assignor under the Note.  Consentor further agrees to direct any and all future payments under the Note to Assignee at its address in Section 8.

DATED:  October 10, 2003

3 XTREME ENTERPRISES, INC., a California corporation ("Consentor")

By:

/s/

TIM FORD

Its:

President

118/48740-1/ASSIGNMENT OF PROMISSORY NOTE

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